AMENDMENT NO. 7 TO THE ADMINISTRATION AGREEMENT
     This Amendment No. 7 to the Administration Agreement (this “Amendment”) is made effective as of December 30, 2010, by and between Causeway Capital Management Trust, a Delaware business trust (the “Trust”) and SEI Investments Global Funds Services (the “Administrator”).
     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended;
     WHEREAS, the Trust and the Administrator entered into an Administration Agreement (the “Agreement”) dated September 20, 2001, which became effective on the effective date of the Trust’s registration statement on October 16, 2001, for an initial term of five years and which was subsequently extended through October 31, 2012;
     WHEREAS, the Trust and the Administrator desire to amend the fee schedule to the Agreement to provide for minimum amounts to be payable by each series of the Trust;
     WHEREAS, the Trust has also established a new series of shares of benefial interests known as Causeway Global Absolute Return Fund (the “Fund”);
     WHEREAS, the Trust desires to retain the Administrator to furnish administration services to the Fund, and the Administrator is willing to furnish such series;
     NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto agree as follows:
1.	Schedule A. Schedule A of the Agreement is hereby amended to include the Fund as a Portfolio listed thereon, as indicated on the attached amended Schedule A.
2.	Schedule C. Schedule C of the Agreement shall be deleted in its entirety and replaced with the Schedule C attached to this Amendment.
3.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.
4.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Trust and the Administrator and each of their respective permitted successors and assigns.
6.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of law rules or principles thereof. To the extent that the applicable laws of the State of Delaware, or any of the provisions of this Agreement, conflict with the applicable provisions of or rules under the Investment Company Act of 1940, the Securities Act of 1933 or the Securities Exchange Act of 1934, the provisions of such statutes and rules shall control.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CAUSEWAY CAPITAL MANAGEMENT TRUST
By:	/s/ Turner Swan
	Name:	Turner Swan
	Title:	President

SEI INVESTMENTS GLOBAL FUNDS SERVICES
By:	/s/ John Alshefski
	Name:	John Alshefski
	Title:	Senior Vice President

SCHEDULE A
TO THE ADMINISTRATION AGREEMENT
BETWEEN
CAUSEWAY CAPITAL MANAGEMENT TRUST
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES
List of Portfolios
Portfolios: This Agreement shall apply with respect to all Portfolios of the Trust, either now existing or in the future created. The following is a listing of the current Portfolios of the Trust:
Causeway International Value Fund
Causeway Emerging Markets Fund
Causeway Global Value Fund
Causeway International Opportunities Fund
Causeway Global Absolute Return Fund

CAUSEWAY CAPITAL MANAGEMENT TRUST
By:	/s/ Turner Swan
	Name:	Turner Swan
	Title:	President

SEI INVESTMENTS GLOBAL FUNDS SERVICES
By:	/s/ John Alshefski
	Name:	John Alshefski
	Title:	Senior Vice President

SCHEDULE C
TO THE ADMINISTRATION AGREEMENT
AS AMENDED DECEMBER 30, 2010
BETWEEN
CAUSEWAY CAPITAL MANAGEMENT TRUST
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES

Fees:	Pursuant to Article 4, Trust shall pay the Administrator the following annual fees (payable monthly), calculated based upon the aggregate average daily net assets (“assets”) of the Trust:

0.06% of the assets not exceeding $1 billion;

0.05% of the assets exceeding $1 billion but not exceeding $2 billion;

0.04% of the assets exceeding $2 billion but not exceeding $3 billion;

0.03% of the assets exceeding $3 billion but not exceeding $4 billion;

0.02% of the assets exceeding $4 billion.

This fee schedule is subject to a minimum annual fee of $165,000 for the first Portfolio. Each additional Portfolio shall be subject to a minimal annual fee as set forth below:

Causeway Emerging Markets Fund	$30,000
Causeway Global Value Fund	$20,000
Causeway International Opportunities Fund	$10,000
Causeway Global Absolute Return Fund	$40,000

If a Portfolio has three or more share classes, that Portfolio shall be subject to an additional minimum fee of $20,000 per additional share class (over two).

Term:	This Agreement, as amended, shall remain in effect through October 31, 2012 and, thereafter, for successive terms of one year each (each a “Renewal Term”), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof.